Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2016, with respect to the consolidated financial statements of Lockheed Martin Corporation and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission, incorporated by reference in the Registration Statement (Form S-4 and S-1) and related Prospectus of Abacus Innovations Corporation for the registration of 76,958,918 shares of common stock.

/s/ Ernst & Young LLP

McLean, Virginia

April 15, 2016